Exhibit 99.6

FORM OF EXECUTION VERSION

SHAREHOLDERS AGREEMENT

Between

LAN AIRLINES S.A.

and

TEP CHILE S.A.

Dated as of [•], 2011

TABLE OF CONTENTS

Exhibit A               LATAM Group Ownership Structure and Organizational Structure

i

INDEX OF DEFINED TERMS

Page

Affiliate	7
Agreed Courts	11
Agreed Issues	11
Agreement	1
Amaro Family	1
beneficial ownership	8
business day	8
Control	8
Control Group Shareholders Agreement	2
CVA	1
Departure	3
Effective Time	3
Exchange Offer	1
Exchange Offer Agreement	1
Governmental Entity	8
Holdco 1	1
Holdco 1 Board	3
Holdco 1 Group	5
Holdco 1 Group Boards	3
Holdco 1 Shareholders Agreement	2
IMDC	1
Implementation Agreement	1
LATAM	1
LATAM Board	3
LATAM Board Committee	3
LATAM CEO	4
LATAM Chairman	3
LATAM Common Stock	1
LATAM Controlling Shareholders	1
LATAM COO	5
LATAM Group	2
Law	8
Mergers	1
Order	8
Organizational Documents	8
Parties	1
Person	8
Second Anniversary	3
Shareholders	1
Shareholders Agreements	2
Subsidiary	8
Supermajority Action	6
TAM	1
TAM Board	3
TAM CEO	6
TAM Shareholders Agreement	2
TEP	1
TEP Director	3
TEP Parent	1
Transaction Agreements	9
U.S. Exchange Act	9
Voting Securities	9

ii

SHAREHOLDERS AGREEMENT, dated as of ________, 2011 (this “Agreement”), between LAN AIRLINES S.A., a company organized under the Law of Chile (“LATAM”), and TEP Chile S.A., a company organized under the Law of Chile (“TEP”  and together with LATAM, the “Shareholders” or the “Parties”).

WITNESSETH

WHEREAS, as of the date of this Agreement Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and João Francisco Amaro (all such individuals, collectively, the “Amaro Family”) collectively own 100% of the outstanding shares of TEP;

WHEREAS, as of the date of this Agreement TAM Empreendimentos e Participações S.A., a company organized under the Law of Brazil (“TEP Parent”), is the controlling shareholder of TAM S.A., a company organized under the Law of Brazil (“TAM”), under the Law of Brazil and currently owns, directly or indirectly, ordinary shares and preferred shares of TAM, which collectively constitute [•]% of the issued and outstanding shares of capital stock of TAM and [•]% of the total voting power of such capital stock;

WHEREAS, LATAM, TAM, Costa Verde Aeronáutica S.A., a company organized under the Law of Chile (“CVA”), Inversiones Mineras del Cantábrico S.A., a company organized under the Law of Chile (“IMDC” and, together with CVA, the “LATAM Controlling Shareholders”), TEP Parent and the Amaro Family  have entered into an Implementation Agreement, dated as of January 18, 2011 (the “Implementation Agreement”), and an Exchange Offer Agreement, dated as of January 18, 2011 (the “Exchange Offer Agreement”), pursuant to which the outstanding shares of capital stock of TAM will be acquired by LATAM and [Holdco 1], a newly formed company to be organized under the Law of Chile (“Holdco 1”), pursuant to the contribution transaction, delisting exchange offer (the “Exchange Offer”) and the mergers described therein (collectively, the “Mergers”) in exchange for shares of common stock, no par value (the “LATAM Common Stock”), of LATAM;

WHEREAS, after the Mergers, TEP will own at least 80% of the outstanding voting shares of Holdco 1 and LATAM will own 100% of the outstanding non-voting shares of Holdco 1, no more than 20% of the outstanding voting shares of Holdco 1 and 100% of the outstanding preferred shares of TAM;

WHEREAS, immediately following the consummation of the transactions contemplated by the Implementation Agreement and the Exchange Offer Agreement and assuming (only for purposes of calculating the ownership percentages set forth therein) (i) all TAM shareholders other than TEP fully participate in the Exchange Offer, (ii) none of the holders of the outstanding shares of LATAM Common Stock exercise their appraisal rights (derecho a retiro) under the Law of Chile in respect of the Mergers and (iii) the only shares of LATAM Common Stock and shares of TAM that will be outstanding after such consummation are the shares issued in the Mergers and the shares which are subscribed and fully paid for as of the date of the Implementation Agreement (which excludes any shares issuable upon future exercises of stock options), the ownership structure of LATAM, Holdco 1, TAM and their respective Subsidiaries will be as set forth in Exhibit A hereto;

WHEREAS, the Parties desire to enter into this Agreement to set forth their agreements with respect to governance, management and operation of, and the relationship among, LATAM, Holdco 1, TAM and their respective Subsidiaries (collectively, the “LATAM Group”) and certain other matters;

WHEREAS, concurrently with the execution and delivery of this Agreement, LATAM, TEP, TAM and Holdco 1 are entering into a shareholders agreement, dated the date hereof (the “TAM Shareholders Agreement”), to set forth their agreement with respect to the governance, management and operation of TAM and its Subsidiaries;

WHEREAS, concurrently with the execution and delivery of this Agreement, LATAM, TEP and Holdco 1 are entering into a shareholders agreement, dated the date hereof (the “Holdco 1 Shareholders Agreement”), to set forth their agreement with respect to the governance, management and operation of Holdco 1;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, TEP and the LATAM Controlling Shareholders are entering into a shareholders agreement, dated the date hereof (the “Control Group Shareholders Agreement,” and collectively with this Agreement, the TAM Shareholders Agreement and the Holdco 1 Shareholders Agreement, the “Shareholders Agreements”), pursuant to which the LATAM Controlling Shareholders, as the continuing controlling shareholders of LATAM under the Law of Chile, will make the concessions described therein to TEP;

WHEREAS, the execution and delivery of this Agreement and the other Shareholders Agreements are conditions to the commencement of the Exchange Offer and consummation of the Mergers; and

WHEREAS, LATAM has determined and declared that the execution and delivery of this Agreement is in the best interests of LATAM, and the execution, delivery and performance of this Agreement by LATAM have been duly authorized by the LATAM Board and all other necessary corporate action on the part of LATAM.

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements contained herein and in the Implementation Agreement and the Exchange Offer Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

GOVERNANCE

SECTION 1.01          Scope of the Agreement; Effective Time.  The Parties desire to set forth in this Agreement, their agreements with respect to governance, management and operation of, and the relationship among, LATAM and the other members of the LATAM Group and certain other matters.  In the event of any inconsistency or conflict between the provisions of this Agreement and the Organizational Documents of Holdco 1, TAM or any of their Subsidiaries, this Agreement shall control and the Parties shall use their commercially reasonable efforts to amend any such Organizational Documents to conform to the provisions of this Agreement and to exercise their rights under such Organizational Documents to give effect to such provisions.  The Parties agree that the specific provisions of this Agreement shall not be limited by any inconsistent or conflicting provisions of the by-laws of LATAM and accordingly, as between parties, such specific provisions shall prevail over such provisions of the by-laws of LATAM.  This Agreement shall become effective only if, and at that time at which, Holdco 1 becomes a holder of at least 80% of the outstanding ordinary shares of TAM (the “Effective Time”).  All actions required to be taken or performed under this Agreement shall be taken or performed in accordance with applicable Law.

SECTION 1.02          Composition of the LATAM Board.  TEP agrees that it will take all necessary action to ensure that at all times any individual who is a member of the board of directors of LATAM (the “LATAM Board”) and who was elected by it or designated to the LATAM Controlling Shareholders by it for such election and elected by it and/or the LATAM Controlling Shareholders (each, a “TEP Director”) shall also be a member of the board of directors of each of Holdco 1 and TAM.  In the event of any vacancy on the board of directors of Holdco 1 (the “Holdco 1 Board”) or the board of directors of TAM (the “TAM Board” and, together with the Holdco 1 Board, the “Holdco 1 Group Boards”)”) resulting from the resignation, incapacity, retirement, death or removal (each, a “Departure”) of any member of such Holdco 1 Group Board who is a TEP Director, TEP shall cause such TEP Director to resign from the LATAM Board within five calendar days after the occurrence of such Departure, and the LATAM Board shall replace such TEP Director with an individual designated by TEP who shall serve on the LATAM Board until the next annual meeting of the shareholders of LATAM.

SECTION 1.03          Chairman of LATAM Board.  Until the second anniversary of the Effective Time (the “Second Anniversary”), the chairman of the LATAM Board (the “LATAM Chairman”) shall be Maurício Rolim Amaro.  If there is a Departure of the LATAM Chairman prior to the Second Anniversary, then the LATAM Board shall appoint another TEP Director selected by TEP to serve as the LATAM Chairman.  On and after the Second Anniversary, the LATAM Board shall appoint any of its members as the LATAM Chairman from time to time in accordance with the Organizational Documents of LATAM.

SECTION 1.04          LATAM Committees.  (a)  Promptly following the Effective Time, the LATAM Board shall establish the following four committees to review, discuss and make recommendations to the LATAM Board (each, a “LATAM Board Committee”):

(i)           A Strategy Committee, which shall focus on (A) corporate strategy (e.g., vision, mission, business portfolio and relative priorities/resource allocation, mergers, acquisitions and divestures); (B) current strategic issues (e.g., global crisis and short-term capacity strategy, acquisitions of direct competitors, etc.); and (C) the three-year plans and budgets for the main business units and functional areas and high-level competitive strategy reviews;

(ii)           a Leadership Committee, which shall focus on (A) culture and values; (B) people policies; (C) high-level organizational structure; (D) appointment of the chief executive officer (Vice Presidente Ejecutivo) of LATAM (the “LATAM CEO”) and his or her other reports; (E) corporate compensation philosophy (e.g., role of variable compensations, scope of stock option/grant program, etc.); (F) compensation structures and levels for the LATAM CEO and other key executives; (G) annual variable compensation structure and targets for the LATAM CEO and other key executives; (H) succession or contingency planning for the LATAM CEO; and (I) performance assessment of the LATAM CEO;

(iii)          a Finance Committee, which shall focus on (A) financial policies and strategy; (B) capital structure; (C) monitoring policy compliance; (D) tax optimization strategy; and (E) the quality and reliability of financial information; and

(iv)          a Brand, Product and Frequent Flyer Program Committee, which shall focus on (A) brands strategies and brand building initiatives for the corporate and main business unit brands (e.g., imaging, key messages and brand voice); (B) the main characteristics of products and services for each of the main business units; (C) Frequent Flyer Program strategy and key program features; and (D) regular audit of brand performance.

(b)           Each of the LATAM Board Committees shall be comprised of two or more members of the LATAM Board, at least one of whom shall be a TEP Director at all times when TEP is entitled to elect, and elects, at least one TEP Director.  No LATAM Board Committee shall have authority to approve any matters required to be approved by the LATAM Board pursuant to the Organizational Documents of LATAM or under applicable Law, which approval authority shall rest solely with the LATAM Board, unless and to the extent such authority is expressly delegated by it as permitted by applicable Law.

SECTION 1.05          Roles of the LATAM CEO, the LATAM COO and the TAM CEO.

(a)           LATAM CEO.  The LATAM CEO shall be Enrique Cueto as of the Effective Time.  After any departure of the LATAM CEO and receipt of the recommendation of the Leadership Committee, the LATAM Board shall appoint a new LATAM CEO in accordance with the Organizational Documents of LATAM.  The LATAM CEO will be the highest ranked officer of the LATAM Group and shall report directly to the LATAM Board.  The LATAM CEO shall have general supervision, direction and control of the business of the LATAM Group; provided that the LATAM COO and the TAM CEO shall have the responsibilities set forth in Sections 1.05(b) and (c), respectively.  The LATAM CEO shall carry out all orders and resolutions of the LATAM Board.  Without limitation of the foregoing, the LATAM CEO shall have the following responsibilities:

(i)           conducting the day-to-day management of the LATAM Group;

(ii)          leading LATAM’s efforts to combine LATAM and its Subsidiaries and TAM and its Subsidiaries and to achieve synergies among them;

(iii)         defining and proposing strategies for the LATAM Group and ensuring due execution of business plans;

(iv)         ensuring performance of the LATAM Group executive teams;

(v)          together with the LATAM Chairman and the chief financial officer of LATAM representing the LATAM Group before all major external stakeholders, all Governmental Entities, the International Air Transport Association (IATA), alliances and investors; and

(vi)         serving as a senior participant in all business unit and function committees of the LATAM Group.

(b)           LATAM COO.  The president and chief operating officer (Gerente General) of LATAM (the “LATAM COO”) shall be Ignacio Cueto as of the Effective Time.  After any Departure of the LATAM COO, a new LATAM COO shall be appointed by the LATAM CEO.  The LATAM COO shall report directly to the LATAM CEO and shall have general supervision, direction and control of the passenger and cargo operations of the LATAM Group, excluding those conducted by (x) Holdco 1, TAM and their Subsidiaries, excluding the international passenger business of the LATAM Group (collectively, the “Holdco 1 Group”) and (y) the international passenger business of the LATAM Group.  Without limitation of the foregoing, the LATAM COO shall have the following responsibilities:

(i)           conducting the day-to-day management of all cargo operations and operations of the LATAM Group;

(ii)          together with the TAM CEO, recommending a candidate to the LATAM CEO to serve as the head of the international passenger business of the LATAM Group (including both long haul and regional operations), who shall report jointly to the LATAM COO  and the TAM CEO;

(iii)         coordinating between cargo and international;

(iv)         together with the TAM CEO and the LATAM CEO, implementing the integration of LATAM and its Subsidiaries and TAM and its Subsidiaries; and

(v)         serving as a senior participant in all business unit and function committees of the LATAM Group.

(c)           TAM CEO.  As of the Effective Time, Marco Bologna will be the chief executive officer (Diretor Presidente) of the Holdco 1 Group (the “TAM CEO”).  The TAM CEO shall have general supervision, direction and control of the business and operations of Holdco 1 Group and shall carry out all orders and resolutions of the Holdco 1 Board and the TAM Board.  Without limitation of the foregoing, the TAM CEO shall have the following responsibilities:

(i)           conducting the day-to-day management of the Holdco 1 Group;

(ii)          serving as the company officer of the Holdco 1 Group and as the representative of the LATAM Group before all Governmental Entities in Brazil, including the Brazilian government and National Civil Aviation Agency of Brazil (Agência Nacional de Aviação, or ANAC);

(iii)         together with the LATAM COO, recommending a candidate to the LATAM CEO for appointment as the head of international passenger business of the LATAM Group (including both long haul and regional operations), who shall report jointly to the LATAM COO and the TAM CEO;

(iv)        together with the LATAM CEO and the LATAM COO, implementing the integration of LATAM and its Subsidiaries and TAM and its Subsidiaries; and

(v)         serving as a senior participant in all business unit and function committees of the LATAM Group.

SECTION 1.06          Recommendations to Shareholders of LATAM.  If (a) TEP and the LATAM Controlling Shareholders cannot reach agreement on any matter to be submitted to a vote of the shareholders of LATAM at any meeting of the shareholders of LATAM (other than an action that would require the approval of two-thirds of the shareholders of LATAM under Article 67 of the Chilean Corporations Act (Ley Sobre Sociedades Anónimas) (each, a “Supermajority Action”) prior to such meeting of the shareholders of LATAM or (b) any shareholder of LATAM (other than TEP and the LATAM Controlling Shareholders) requests that any matter other than a Supermajority Action be submitted to a vote of the shareholders of LATAM at any meeting of the shareholders of LATAM, then, in either such case, upon written request of TEP or the LATAM Controlling Shareholders (which shall be third-party beneficiaries for purposes of this Section 1.06), the LATAM Board will consider and make a proposal to the shareholders of LATAM with respect to such matter prior to such shareholder meeting.

SECTION 1.07          Other Key Executives of the LATAM Group.  The key executives of the LATAM Group (excluding the LATAM CEO and those in the Holdco 1 Group) shall be appointed by, and shall report, directly or indirectly, to the LATAM CEO.  In making such appointments, the LATAM CEO shall be guided by the following principles:  (a) alignment with the strongest performing leader, i.e., the best of breed; (b) maximization of synergy value capture; (c) conforming to local regulations and culture; and (d) simplest and easiest execution.

SECTION 1.08          Group Structure.  The organizational structure of the LATAM Group shall be in substantially the form set forth in Exhibit A attached hereto, as it may be amended or modified by the Parties from time to time.

SECTION 1.09          Further Action; Efforts.  For the benefit of TEP, LATAM agrees to take all necessary action to implement the agreements with respect to the management and governance of LATAM set forth in Sections 1.03 through 1.08.

ARTICLE II

GENERAL PROVISIONS

SECTION 2.01          Term of Agreement.  Except as otherwise provided under applicable Law, this Agreement shall continue in effect as to each of the Parties until (i) it is terminated as to any Party by the written consent of all the Parties or (ii) with respect to any Shareholder, the first day on which such Shareholder no longer beneficially owns any shares of LATAM Common Stock, whichever is sooner to occur.  The termination of this Agreement as to any Shareholder shall not affect any of the rights and obligations of any of the other Parties with respect to each other.  In the event that this Agreement terminates as to any Shareholder, thereafter such Shareholder shall have no further liability to the other Parties or to any of their respective shareholders, directors, officers, employees or other Affiliates and such other Parties shall have no further liability to such Shareholder, in each case solely in respect of this Agreement; provided, however, that the foregoing shall not apply to any provisions hereof that expressly survive the termination of this Agreement (including Section 2.02); and provided, further, that nothing herein shall relieve any Party of any liability for any breach of this Agreement that occurred prior to such termination.

SECTION 2.02          Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.  The provisions of this Section 2.02 shall survive any termination of this Agreement.

SECTION 2.03          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING THE AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY EACH PARTY SHALL BE GOVERNED BY THE LAW OF ITS JURISDICTION OF INCORPORATION.

SECTION 2.04          Definitions.  For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(a)            “Affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the U.S. Exchange Act; provided, however, that no Shareholder shall be deemed to be an Affiliate of any other Shareholder or any of its Affiliates solely by reason of this Agreement.

(b)           “beneficial ownership” (and its correlative phrases) shall have the meanings assigned to such phrases in Rule 13d-3 promulgated under the U.S. Exchange Act (without taking into account any rights of such Person or any of its Affiliates under Section 2.04 hereof) if the references to “within 60 days” in Rule 13d-3(d)(1)(i) were omitted.  For all purposes of this Agreement, a Shareholder shall be deemed to beneficially own all shares of LATAM Common Stock beneficially owned by it and its Affiliates, including the beneficial owners of such Shareholder.

(c)           “business day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by Law or executive order to be closed in Santiago, Chile or São Paulo, Brazil.

(d)            “Control” (and its correlative terms) shall have the meanings assigned to such terms in Rule 12b-2 promulgated under the U.S. Exchange Act.

(e)           “Governmental Entity” means any governmental, quasi-governmental or regulatory authority, body, department, commission, board, bureau, agency, division, court, organized securities exchange or other legislative, executive or judicial governmental entity or instrumentality of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

(f)           “Law” means any statute, common law, ordinance, rule, regulation, agency requirement or Order of, or issued, promulgated or entered into by or with, any Governmental Entity.

(g)           “Order” means any order, decision, writ, injunction, decree, judgment, legal or arbitration award, stipulation, license, permit or agreement issued, promulgated or entered into by or with (or settlement or consent agreement subject to) any Governmental Entity.

(h)           “Organizational Documents” shall mean (i) with respect to Holdco 1, this Agreement, the Holdco 1 Shareholders Agreement and the by-laws of Holdco 1, (ii) with respect to LATAM, this Agreement, the Control Group Shareholders Agreement and the by-laws or other comparable governing documents of LATAM and (iii) with respect to TAM and its Subsidiaries, this Agreement, the TAM Shareholders Agreement, the Holdco 1 Shareholders Agreements and the by-laws or other comparable governing documents of such Persons.

(i)           “Person” means any natural person, firm, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity.

(j)            “Subsidiary” means, with respect to any Person, (i) a corporation in which such Person, together with its Subsidiaries, beneficially owns Voting Securities of such corporation which entitle them, collectively, to cast more than 50% of all the votes entitled to be cast by the holders of all Voting Securities of such corporation then outstanding in a general election of directors of such corporation or (ii) any Person that is not a corporation in which such Person, and/or one or more other Subsidiaries of such Person, directly or indirectly, has a majority equity or voting interest or the power to direct the policies, management and affairs thereof.

(k)           “Transaction Agreements” means this Agreement, the Implementation Agreement, the Exchange Offer Agreement and the other Shareholders Agreements.

(l)           “U.S. Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.

(m)           “Voting Securities” means, with respect to any Person, any securities or other equity or ownership interests in such Person which are entitled to vote generally in the election of directors of such Person (or, if such Person is not a corporation, the individuals who perform a similar function for such Person).

SECTION 2.05          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 2.06          Amendment; Waiver.  This Agreement may be amended and any performance, term or condition waived in whole or in part only by a writing signed by all Parties affected by the amendment (in the case of an amendment) or by the Party against whom the waiver is to be effective (in the case of a waiver).  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any singular partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Waiver by any Party of any breach or failure to comply with any provision of this Agreement by another Party shall not be construed as, nor shall constitute, a continuing waiver of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

SECTION 2.07          Assignment.  Subject to the provisions of the Holdco 1 Shareholders Agreement and the Control Group Shareholders Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void and of no force or effect.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

SECTION 2.08          Entire Agreement; No Third-Party Beneficiaries.

(a)           This Agreement and the other Transaction Agreements, including the Exhibits and Schedules hereto and thereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(b)           Except as otherwise expressly stated herein, the Parties hereby agree that the agreements and covenants set forth herein are solely for the benefit of the other Parties in accordance with, and subject to the terms of, this Agreement and that this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

SECTION 2.09          Notices.  All notices, requests, claims, demands, instructions and other communications or documents given hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid), facsimile or overnight courier to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to LATAM, to:

Claro y Cia.
Apoquindo 3721, piso 13,
Santiago, Chile
Attention: José María Eyzaguirre B.
Fax: +56 2 367 3003
jmeyzaguirre@claro.cl

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
United States of America
Attention: Sergio Galvis and Duncan McCurrach
Fax: +1 212 558 3588
galviss@sullcrom.com
mccurrachd@sullcrom.com

If to TEP to:

Turci Advogados
Rua Dr. Renato Paes de Barros, 778
-1◦ andar – cj.12
04530-0001
São Paulo – SP
Brasil
Attention: Flavia Turci
Fax: +55 11 2177 2197
turci@turci.com

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Sarah Jones and Anand Saha
Fax: +1 212 878 8375
Sarah.Jones@CliffordChance.com
Anand.Saha@CliffordChance.com

Any notice, request, claim, instruction or other communication or document given as provided above shall be deemed given to the receiving party (i) if delivered personally, upon actual receipt, (ii) if sent by registered or certified mail, three business days after deposit in the mail, (iii) if sent by facsimile, upon confirmation of successful transmission if within one business day after such facsimile has been sent such notice, request, claim, instruction or other communication or document is also given by one of the other methods described above and (iv) if sent by overnight courier, on the next business day after deposit with the overnight courier.

SECTION 2.10          Specific Enforcement; Consent to Jurisdiction.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity, without the necessity of proving the inadequacy of monetary damages or of posting bond or other undertaking, as a remedy and to obtain injunctive relief against any breach or threatened breach hereof.  In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party waives the defense or counterclaim that there is an adequate remedy at Law.  Each of the Parties hereby irrevocably consents and submits itself to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan, The City of New York (collectively, the “Agreed Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement, and the documents referred to herein and the transactions contemplated by this Agreement (collectively, the “Agreed Issues”), waives, and agrees not to assert, as a defense in any Action, suit or proceeding in an Agreed Court with respect to the Agreed Issues that such Party is not subject thereto or that such Action, suit or proceeding may not be brought or is not maintainable in such Agreed Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Agreed Court, and the Parties irrevocably agree that all claims with respect to any Action, suit or proceeding with respect to the Agreed Issues shall be heard and determined only in an Agreed Court.  The Parties hereby consent to and grant to each Agreed Court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of any dispute with respect to the Agreed Issues and agree that mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 2.09 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 2.11          WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO (I) CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MADE IT VOLUNTARILY AND THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2.11.

SECTION 2.12          Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be considered an original instrument and all of which shall together constitute the same agreement.  This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 2.13          Interpretation.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any contract, instrument or Law defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  Except as otherwise expressly provided herein, all remedies provided herein shall be in addition to any other remedies that the Parties may otherwise have under applicable Law.  Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days.  This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers, and the Parties and their counsel and other advisers having participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

SECTION 2.14          Filing Requirement.  A copy of this Agreement shall be filed at the headquarters of LATAM for all purposes of applicable Law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

LAN AIRLINES S.A.

By:
Name:
Title:

TEP CHILE S.A.

By:
Name:
Title:

EXHIBIT A

LATAM Group Ownership Structure and Organizational Structure

A-1